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                                                                     EXHIBIT 2.2
                            SECOND AMENDMENT TO THE
                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     THIS SECOND AMENDMENT (the "Second Amendment") to the Agreement and Plan of Merger and Reorganization, dated as of the 12th day of May, 1998, as amended by the First Amendment thereto dated as of July 20, 1998 (as so amended, the "Merger Agreement;" capitalized terms used but not defined herein shall have the meanings ascribed to them therein), by and among WAXS INC., a Delaware corporation and a direct wholly-owned subsidiary of World Access, Inc. ("New World Access"), WORLD ACCESS, INC., a Delaware corporation ("World Access"), WA MERGER CORP., a Delaware corporation and a direct wholly-owned subsidiary of New World Access ("Merger Sub"), and CHERRY COMMUNICATIONS INCORPORATED d/b/a RESURGENS COMMUNICATIONS GROUP, an Illinois corporation ("RCG"), is made as of the 2nd day of September, 1998, by and among New World Access, World Access, Merger Sub and RCG.

                                  WITNESSETH:

     WHEREAS, the Parties desire to amend the Merger Agreement as provided herein;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein, the parties hereto do hereby agree as follows:

     SECTION 1. Amendments to Merger Agreement. The Merger Agreement is hereby amended as follows:

          (a) Article 1 of the Merger Agreement is hereby amended by adding a new Section 1.24 thereto and renumbering current Sections 1.24 through
     1.112 as 1.25 through 1.113, respectively:

        "Section 1.24. "Creditor Shares" has the meaning set forth in Section
        5.1 hereof."

          (b) Section 3.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

             "Section 3.1 Conversion of Merger Sub Stock and RCG Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time and by virtue of the Merger and without any further action on the part of the holder of any Merger Sub Stock or RCG Stock:

                (a) all shares of RCG Stock which are held by RCG as treasury stock, if any, shall be canceled and retired, and no consideration shall be paid or delivered in exchange therefor;

                (b) each of the Creditor Shares outstanding immediately prior to the Effective Time (being all the outstanding shares of RCG Stock at such time as a result of the cancellation of all other shares of RCG Stock by the Bankruptcy Court pursuant to the Plan immediately prior to the Effective Time, as provided in Section 5.1 hereof) shall be canceled and retired and will cease to exist and shall be converted into the right to receive the Disbursed Stock and the Contingent Payment Stock in accordance with the terms of this Agreement and the Plan; and

                (c) each share of Merger Sub Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock without par value of the Surviving Corporation."

          (c) Article 5 of the Merger Agreement is hereby amended and restated in its entirety as follows:

                                  "ARTICLE 5.
                  PLAN OF REORGANIZATION AND PAYMENT OF CLAIMS

             Section 5.1 Plan of Reorganization. RCG shall file and use its best efforts to obtain the Bankruptcy Court's confirmation of the Plan, which shall provide, inter alia, for the consummation of the Merger in accordance with the terms and conditions of this Agreement. RCG shall also file and use its best efforts to obtain the Bankruptcy Court's approval of RCG's Disclosure Statement with respect to the Plan (the "Plan Disclosure Statement"). Both the Plan and the Plan Disclosure
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        Statement, as filed and as confirmed and approved by the Bankruptcy
        Court, must in form and substance be acceptable to New World Access and RCG. World Access and its Affiliates shall cooperate in connection with preparing, filing and obtaining the approval of the Plan and the Plan Disclosure Statement. The Plan shall provide, inter alia, for (a) the cancellation of all outstanding shares of RCG Stock other than Creditor Shares without the payment of any consideration therefor; (b) the issuance of 3,125,000 shares of RCG Stock (collectively, the "Creditor Shares") to holders of, and in full satisfaction of, Allowed Claims and Administrative Expense Claims (including the Administrative Expense Claim of WNSI arising in connection with the DIP Financing); (c) the approval of this Agreement; (d) except as otherwise provided in the Plan, the discharge of all other indebtedness of and claims against RCG arising before confirmation of the Plan; (e) immediately following the last to occur of such items (a) through (d), the consummation of the Merger and the resulting pro-rata distribution of Disbursed Stock and the right to receive (if released pursuant to Article 6 hereof) the Contingent Payment Stock in exchange for all outstanding Creditor Shares; and (f) certain transfer restrictions on the shares of New World Access Stock to be issued pursuant to this Agreement as set forth in
        Section 6.4 hereof. RCG estimates that the aggregate amount of Allowed Claims will be approximately $300,000,000 to $350,000,000.

             Section 5.2 Deposit of New World Access Stock. At the Closing, New World Access and the Person appointed by the Bankruptcy Court pursuant to the Plan and the Order to act as "Disbursing Agent" under the Plan (the "Disbursing Agent") shall each execute a Disbursement Agreement reasonably acceptable to the Parties hereto and, in accordance therewith, New World Access shall deposit with the Disbursing Agent, immediately following the Effective Time, an aggregate of 9,375,000 shares of New World Access Stock, of which 3,125,000 shares shall be issued pursuant to Section 5.3 hereof (the "Disbursed Stock") and 6,250,000 shares shall be released pursuant to the terms of Article 6 hereof (the "Contingent Payment Stock").

             Section 5.3 Payment of Claims. In accordance with the terms and provisions of the Plan and unless otherwise provided therein, (a) RCG shall be deemed to have issued to each holder of an Allowed Claim and an Administrative Expense Claim (including the Administrative Expense Claim of WNSI arising in connection with the DIP Financing) its pro-rata share of the Creditor Shares based upon the amount of each such claim in exchange for the surrender of such claims, and (b) immediately after the cancellation of all other outstanding RCG Stock and the issuance of the Creditor Shares, the Disbursing Agent under the Disbursement Agreement shall issue to each holder of Creditor Shares its pro-rata share of Disbursed Stock based upon the number of Creditor Shares held by each such holder. The Disbursing Agent will return to New World Access shares of Disbursed Stock equal to (x) the dollar amount of all Cash (as defined in the Plan) that the Reorganized Debtor (as defined in the
        Plan) or the Surviving Corporation must pay to holders of Allowed Priority Claims (including the principal amount of Priority Tax Claims) pursuant to the terms of the Plan, divided by (y) $32.00.

             Section 5.4 Contingent Payment of Claims. The Disbursing Agent shall release to holders of Creditor Shares their pro-rata share of Contingent Payment Stock, if, as, when and to the extent that the Contingent Payment Stock (or any portion thereof) is released pursuant to the terms of Article 6 hereof in accordance with the terms and provisions of the Plan.

             Section 5.5 Fractional Shares. For purposes of distributions under the Plan, the number of shares of Disbursed Stock and Contingent Payment Stock shall, if necessary, be rounded to the next greater or lower whole number of shares as follows: (a) fractions of 1/2 or greater shall be rounded to the next greater whole number; and (b) fractions of less than 1/2 shall be rounded to the next lower whole number; provided, however, that to the extent that there are interim distributions, the number of shares of Disbursed Stock or Contingent Payment Stock shall be rounded to the next lower whole number for purposes of such distribution and in the final distribution shall be rounded in accordance with the immediately preceding clause based on the applicable aggregate number of shares of Disbursed Stock or Contingent Payment Stock distributed to each holder in all distributions. The total number of shares of Disbursed Stock or Contingent Payment Stock shall be adjusted
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        as necessary to account for the rounding provided hereby. No consideration shall be paid in lieu of fractional shares that are rounded down."

          (d) Section 9.4 of the Merger Agreement is hereby amended and restated in its entirety as follows:

             "Section 9.4 Approval of Stockholders of World Access. World Access will take all steps necessary under applicable law and its certificate of incorporation and bylaws to call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving this Agreement and the Merger and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable. Unless the Board of Directors of World Access determines in good faith, based upon advice of its outside counsel, that such recommendation would violate its fiduciary duties to its stockholders, the Board of Directors of World Access will recommend to its stockholders the approval of this Agreement, the Merger and the transactions contemplated hereby and will use its best efforts to obtain the necessary approvals by its stockholders of this Agreement, the Merger and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, it is understood that the approval of this Agreement, the Merger and the transactions contemplated hereby by the World Access stockholders is intended to constitute the requisite approval of the New World Access stockholders."

     SECTION 2. Effect on Merger Agreement. Except as otherwise specifically provided herein, the Merger Agreement shall not be amended but shall remain in full force and effect.

     SECTION 3. Headings. The Section headings contained in this Second Amendment are for reference purposes only and will not affect in any way the meaning or interpretation of this Second Amendment.

     SECTION 4. Counterparts. This Second Amendment may be executed simultaneously in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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     IN WITNESS WHEREOF, each of the Parties has caused this Second Amendment to be executed and delivered by its respective officer thereunto duly authorized, all as of the day and year above written.

                                          WAXS INC.

                                          By:      /s/ MARK A. GERGEL
                                            ------------------------------------
                                          Its:      Executive Vice President and
                                               Chief Financial Officer
                                            ------------------------------------

                                          WORLD ACCESS, INC.

                                          By:      /s/ MARK A. GERGEL
                                            ------------------------------------
                                          Its:      Executive Vice President and
                                               Chief Financial Officer
                                            ------------------------------------

                                          WA MERGER CORP.

                                          By:      /s/ MARK A. GERGEL
                                            ------------------------------------
                                          Its:      Executive Vice President and
                                               Chief Financial Officer
                                            ------------------------------------

                                          CHERRY COMMUNICATIONS
                                          INCORPORATED d/b/a RESURGENS
                                          COMMUNICATIONS GROUP

                                          By:       /s/ W. TOD CHMAR
                                            ------------------------------------
                                          Its:      Executive Vice President
                                            ------------------------------------

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